Exhibit 23.5
February 28, 2011
Consent of Independent Petroleum Engineers
As independent petroleum engineers, we hereby consent to the incorporation by reference in its Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291 and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-136797-01 and 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. relating to the use and inclusion of our letter report dated January 14, 2011, with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2010 attributable to the Ramshorn Canada Investments Limited net interests in properties specified by Ramshorn Canada Investments Limited and to all references to our firm which are to be included in Form 10-K for the year ended December 31, 2010 to be filed by Nabors Industries Ltd. with the Securities and Exchange Commission.

AJM PETROLEUM CONSULTANTS
By:	/s/ Robin G. Bertram
Robin G. Bertram
Executive Vice President

East Tower, Fifth Avenue Place 6th Floor, 425 - 1st Street S.W. Calgary, Alberta, Canada T2P 3L8 phone 403.648.3200 fax 403.265.0862 web www.ajmpetroleumconsultants.com